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Exhibit 99.1

Contact:	Karen Lundstedt 760-603-3880

ISIS PHARMACEUTICALS ANNOUNCES
CONVERTIBLE DEBT OFFERING

        Carlsbad, CA, April 23, 2002—Isis Pharmaceuticals, Inc. (NASDAQ: ISIS) announced today that subject to market and other conditions, it intends to offer approximately $125 million of seven-year convertible subordinated notes. The notes will be convertible into shares of Isis common stock. The offering will be made pursuant to an exemption from registration under the Securities Act of 1933. Isis intends to use the net proceeds of this offering for research, drug discovery and development programs, and for other general corporate purposes. Isis may also use the net proceeds of this offering to repay a portion of its existing indebtedness. Expenses to be funded with the offering proceeds include costs of preclinical and clinical studies, the production of compounds for these studies and capital expenditures.

        This press release does not constitute an offer to sell nor an offer to buy securities. The offering is being made only to qualified institutional buyers and persons outside the U.S. The convertible notes being offered and the shares of common stock issuable upon conversion of the convertible notes have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

        This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In particular, due to market conditions or other circumstances, Isis may not complete the proposed offering of convertible notes.

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ISIS PHARMACEUTICALS ANNOUNCES CONVERTIBLE DEBT OFFERING